SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
Registration Statement
Under
The Securities Act of 1933

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ARS NETWORKS, INCORPORATED
(formerly known as Ameri-Can Railway Systems, Inc.)
(Exact Name of Registrant as Specified in Its Charter)

New Hampshire
(State or Other Jurisdiction of Incorporation or Organization)

14-1805077
(I.R.S. Employer Identification No.)

100 Walnut Street
Champlain, NY 12919
(Address of Principal Executive Offices)

ARS Networks, Incorporated Incentive Compensation Plan
Management Agreement for President & CEO
Management Agreement for Vice President Finance & CFO
Management Agreement for Controller
Board of Directors Contracts - Sydney Harland, Peter Hoult, Patrick Shea, Don Hathaway, Robert Esecson
 (Full Title of the Plan)

Sydney A. Harland
100 Walnut Street
Champlain, New York 12919
(Name and Address of Agent For Service)

(518) 298-2042
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Clayton E. Parker, Esq.
Troy J. Rillo, Esq.
Kirkpatrick & Lockhart LLP
201 South Biscayne Boulevard, Suite 2000
Miami, Florida 33131

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount Of Registration Fee (1)
Common Stock underlying options	122,750 shares	$0.0001	$12.275	$0.01
Common Stock underlying options	1,444,842 shares	$1.01	$1,459,290	$348.77
Common Stock underlying options	1,618,230 shares	$0.6875	$1,112,533	$265.90
Common Stock underlying options	750,000 shares	$0.50	$375,000	$89.63
Common Stock underlying options	3,738,462 shares	$0.13	$486,000	$116.15
Common Stock	150,000 shares	$0.15	$22,500	$5.38
Total	7,824,284 shares		$3,455,335	$825.84

(1) Pursuant to Rule 457(h)(1) of the Securities Exchange Act of 1934, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed upon the basis of the price at which the options may be exercised.

PART I

INFORMATION REQUIRED IN THIS
SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THIS
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents have been previously filed by ARS Networks, Incorporated (the "Company") with the Securities and Exchange Commission (the "Commission") and are hereby incorporated by reference into this Registration Statement as of their respective dates:

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2001 filed with the Commission on April 30, 2001.

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

        (c) The description of the Company's Common Stock contained in its Registration Statement on Form SB-2 filed with the Commission on September 19, 2001, as amended, pursuant to the Act, including any amendment or report filed for the purpose of updating such description.

        (d) Management contracts for the President & CEO as well as the Vice President Finance & CFO are contained in its Registration Statement on Form SB-2 filed with the Commission on September 19, 2001, as amended.

        All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the consulting agreements that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        The Company's bylaws provide that it has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.
Exhibit No.	Description	Location
4.1	Equity Incentive Plan	Provided herewith
4.2	Management Agreement for Controller	Provided herewith
4.3	Board of Directors Contract - Sydney Harland	Provided herewith
4.4	Board of Directors Contract - Peter Hoult	Provided herewith
4.5	Board of Directors Contract - Donald Hathaway	Provided herewith
4.6	Board of Directors Contract - Robert Esecson	Provided herewith
4.7	Board of Directors Contract - Patrick Shea	Provided herewith
5.1	Opinion of Kirkpatrick & Lockhart LLP re: legality	Provided herewith
23.1	Consent of Kirkpatrick & Lockhart LLP	Incorporated by reference to Exhibit 5.1 of this Registration Statement, which contains the consent of Kirkpatrick & Lockhart LLP
23.2	Consent of Lougen Valenti Bookbinder & Weintraub, LLP	Provided herewith

Item 9. Undertakings.

        (a) The undersigned registrant will:

        (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

        (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) For purposes of determining any liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Articles 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 25, 2002.
ARS NETWORKS, INCORPORATED

By: /s/ Sydney A. Harland
Name: Sydney A. Harland
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.
SIGNATURE	TITLE	DATE

/s/ Sydney A. Harland	President, Chief Executive Officer	February 25, 2002
Sydney A. Harland	(principal executive officer) and Director

/s/ Mark P. Miziolek	Vice President Finance (principal	February 25, 2002
Mark P. Miziolek	Accounting officer) and Chief
Financial Officer

/s/ Donald B. Hathaway	Director	February 25, 2002
Donald B. Hathaway

/s/ Dale F. Sisel	Director	February 25, 2002
Dale F. Sisel

/s/ Robert M. Esecson	Director	February 25, 2002
Robert M. Esecson

/s/ Peter J. Hoult	Chairman of the Board of Directors	February 25, 2002
Peter J. Hoult

/s/ Michael J. Kirby	Director	February 25, 2002
Michael J. Kirby